                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        PRINCETON NATIONAL BANCORP, INC.,

                           SOMONAUK ACQUISITION, INC.

                                       AND

                           SOMONAUK FSB BANCORP, INC.

                                FEBRUARY 22, 2005

                                TABLE OF CONTENTS

ARTICLE 1   Definitions..............................................................    1

Section 1.1    Definitions...........................................................    1
Section 1.2    Principles of Construction............................................    7

ARTICLE 2   The Merger...............................................................    9

Section 2.1    The Merger............................................................    9
Section 2.2    Effective Time; Closing...............................................    9
Section 2.3    Effects of Merger.....................................................    9
Section 2.4    Certificate of Incorporation..........................................   10
Section 2.5    Bylaws................................................................   10
Section 2.6    Board of Directors and Officers.......................................   10
Section 2.7    Princeton's Deliveries at Closing.....................................   10
Section 2.8    SBI's Deliveries at Closing...........................................   12
Section 2.9    Bank Merger...........................................................   13
Section 2.10   Alternative Structure.................................................   13
Section 2.11   Absence of Control....................................................   14

ARTICLE 3   Conversion of Securities in the Merger...................................   14

Section 3.1    Manner of Merger......................................................   14
Section 3.2    Adjustment of Per Share Purchase Price................................   14
Section 3.3    Rights as Stockholders; Stock Transfers...............................   15
Section 3.4    Fractional Shares.....................................................   15
Section 3.5    Exchange Procedures...................................................   15
Section 3.6    Anti-Dilution Provisions..............................................   17
Section 3.7    Dissenting Shares.....................................................   17

ARTICLE 4   Representations and Warranties of SBI....................................   18

Section 4.1    SBI Organization......................................................   18
Section 4.2    SBI Subsidiary Organization...........................................   18
Section 4.3    Authorization; Enforceability.........................................   18
Section 4.4    No Conflict...........................................................   19
Section 4.5    SBI Capitalization....................................................   19
Section 4.6    SBI Subsidiary Capitalization.........................................   20
Section 4.7    Financial Statements and Reports......................................   20
Section 4.8    Books and Records.....................................................   21
Section 4.9    Title to Properties...................................................   21
Section 4.10   Condition and Sufficiency of Assets...................................   22
Section 4.11   Loans; Allowance for Loan and Lease Losses............................   22

Section 4.12   Undisclosed Liabilities; Adverse Changes..............................   23
Section 4.13   Taxes.................................................................   23
Section 4.14   Compliance with ERISA.................................................   23
Section 4.15   Compliance with Legal Requirements....................................   24
Section 4.16   Legal Proceedings; Orders.............................................   24
Section 4.17   Absence of Certain Changes and Events.................................   25
Section 4.18   Properties, Contracts and Employee Benefit Plans......................   27
Section 4.19   No Defaults...........................................................   30
Section 4.20   Insurance.............................................................   30
Section 4.21   Compliance with Environmental Laws....................................   30
Section 4.22   Regulatory Filings....................................................   31
Section 4.23   Fiduciary Accounts....................................................   31
Section 4.24   Indemnification Claims................................................   31
Section 4.25   Insider Interests.....................................................   31
Section 4.26   Brokerage Commissions.................................................   32
Section 4.27   Approval Delays.......................................................   32
Section 4.28   Code Sections 280G and 4999...........................................   32
Section 4.29   Disclosure............................................................   32

ARTICLE 5   Representations and Warranties of Princeton and Acquisition Company......   32

Section 5.1    Princeton Organization................................................   32
Section 5.2    Princeton Subsidiary Organization.....................................   33
Section 5.3    Authorization; Enforceability.........................................   33
Section 5.4    No Conflict...........................................................   33
Section 5.5    Princeton Capitalization..............................................   34
Section 5.6    Princeton Subsidiary Capitalization...................................   34
Section 5.7    Financial Statements and Reports......................................   35
Section 5.8    Undisclosed Liabilities; Adverse Changes..............................   35
Section 5.9    Compliance With Legal Requirements....................................   35
Section 5.10   Legal Proceedings; Orders.............................................   36
Section 5.11   Brokerage Commissions.................................................   36
Section 5.12   Approval Delays.......................................................   36
Section 5.13   Disclosure............................................................   36
Section 5.14   Financial Resources...................................................   36
Section 5.15   Loans; Allowance for Loans and Lease Losses...........................   36
Section 5.16   Undisclosed Liabilities; Adverse Changes..............................   37
Section 5.17   Taxes.................................................................   37
Section 5.18   Compliance with ERISA.................................................   37
Section 5.19   Compliance with Environmental Laws....................................   38

ARTICLE 6   SBI's Covenants..........................................................   38

Section 6.1    Access and Investigation..............................................   38
Section 6.2    Operation of SBI and SBI Subsidiaries.................................   40

Section 6.3    Negative Covenant.....................................................   41
Section 6.4    Subsequent SBI Financial Statements...................................   41
Section 6.5    Title to Real Estate..................................................   42
Section 6.6    Surveys...............................................................   42
Section 6.7    Environmental Investigation...........................................   42
Section 6.8    Advice of Changes.....................................................   43
Section 6.9    Other Offers..........................................................   43
Section 6.10   Voting Agreement......................................................   44
Section 6.11   Non-Competition Agreement.............................................   44
Section 6.12   Stockholders' Meeting.................................................   44
Section 6.13   Information Provided to Princeton.....................................   44
Section 6.14   Amendment or Termination of Employee Benefit Plans....................   45
Section 6.15   Data and Item Processing Agreements...................................   45
Section 6.16   Tax Matters...........................................................   45
Section 6.17   Employment Agreements.................................................   45
Section 6.18   Accounting and Other Adjustments......................................   45
Section 6.19   Special Bonus.........................................................   45

ARTICLE 7   Princeton's Covenants....................................................   46

Section 7.1    Access and Investigation..............................................   46
Section 7.2    Subsequent Princeton Statements; Securities Reports...................   47
Section 7.3    Advice of Changes.....................................................   47
Section 7.4    Information Provided to SBI...........................................   47
Section 7.5    Indemnification; Director and Officer Insurance.......................   48
Section 7.6    Employee Benefits.....................................................   48
Section 7.7    Authorization and Reservation of Princeton Common Stock...............   48
Section 7.8    Negative Covenants....................................................   48
Section 7.9    Board Seat............................................................   48

ARTICLE 8   Covenants of All Parties.................................................   49

Section 8.1    Regulatory Approvals..................................................   49
Section 8.2    SEC Registration......................................................   49
Section 8.3    Necessary Approvals...................................................   50
Section 8.4    Customer and Employee Relationships...................................   50
Section 8.5    Publicity.............................................................   50
Section 8.6    Best Efforts; Cooperation.............................................   50

ARTICLE 9   Conditions Precedent to Obligations of Princeton.........................   51

Section 9.1    Accuracy of Representations and Warranties............................   51
Section 9.2    SBI's Performance.....................................................   51
Section 9.3    Documents Satisfactory................................................   51
Section 9.4    Corporate Approval....................................................   51

Section 9.5     No Proceedings.......................................................   51
Section 9.6     Absence of Material Adverse Changes..................................   52
Section 9.7     Consents and Approvals...............................................   52
Section 9.8     No Prohibition.......................................................   52
Section 9.9     Registration Statement...............................................   52
Section 9.10    Dissenting Shares....................................................   52
Section 9.11    Employment Agreements................................................   52
Section 9.12    Allowance for Loan and Lease Losses..................................   52
Section 9.13    SBI Capitalization...................................................   52
Section 9.14    SBI Transaction Expenses.............................................   52

ARTICLE 10   Conditions Precedent to the Obligations of SBI..........................   53

Section 10.1    Accuracy of Representations and Warranties...........................   53
Section 10.2    Princeton's Performance..............................................   53
Section 10.3    Documents Satisfactory...............................................   53
Section 10.4    Corporate Approval...................................................   53
Section 10.5    No Proceedings.......................................................   53
Section 10.6    Absence of Material Adverse Changes..................................   53
Section 10.7    Consents and Approvals...............................................   54
Section 10.8    No Prohibitions......................................................   54
Section 10.9    Registration Statement...............................................   54
Section 10.10   Fairness Opinion.....................................................   54

ARTICLE 11   Termination.............................................................   54

Section 11.1    Reasons for Termination and Abandonment..............................   54
Section 11.2    Effect of Termination................................................   55
Section 11.3    Expenses.............................................................   55
Section 11.4    SBI Termination Payment..............................................   55
Section 11.5    Princeton Termination Payment........................................   56

ARTICLE 12   Miscellaneous...........................................................   56

Section 12.1    Governing Law........................................................   56
Section 12.2    Assignments, Successors and No Third Party Rights....................   56
Section 12.3    Waiver...............................................................   57
Section 12.4    Notices..............................................................   57
Section 12.5    Entire Agreement.....................................................   58
Section 12.6    Modification.........................................................   58
Section 12.7    Severability.........................................................   59
Section 12.8    Further Assurances...................................................   59
Section 12.9    Survival.............................................................   59
Section 12.10   Counterparts; Facsimiles.............................................   59
Section 12.11   Jurisdiction and Service of Process..................................   59

                                  EXHIBIT INDEX

A     Form of Legal Opinion of Counsel to Princeton
B     Form of Legal Opinion of Counsel to SBI
C     Form of Exchange Agent Agreement
D     Form of Voting Agreement
E     Form of Non-Competition Agreement
F-1   Form of Duffy Employment Agreement
F-2   Form of Butterfield Employment Agreement
F-3   Form of Grandgeorge Employment Agreement
F-4   Form of Lee Employment Agreement

                                 SCHEDULE INDEX

SBI SCHEDULES

4.1    SBI Organization
4.2    SBI Subsidiary Organization
4.4    No Conflict
4.5    SBI Capitalization
4.6    SBI Subsidiary Capitalization
4.7    Financial Statements and Reports
4.9    Title to Properties
4.11   Loans; Allowance for Loan and Lease Losses
4.12   Undisclosed Liabilities; Adverse Changes
4.14   Compliance with ERISA
4.15   Compliance with Legal Requirements
4.16   Legal Proceedings; Orders
4.17   Absence of Certain Changes and Events
4.18   Properties, Contracts and Employee Benefit Plans
4.19   No Defaults
4.20   Insurance
4.21   Compliance with Environmental Laws
4.25   Insider Interests
4.26   Brokerage Commissions
4.28   Code Sections 280G and 4999

PRINCETON SCHEDULES

5.4    No Conflict
5.5    Princeton Capitalization
5.8    Undisclosed Liabilities; Adverse Changes
5.9    Compliance With Legal Requirements
5.11   Brokerage Commissions
5.15   Loans; Allowance for Loan and Lease Losses
5.16   Undisclosed Liabilities; Adverse Changes
5.19   Compliance with Environmental Laws

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of February 22, 2005 (the "AGREEMENT DATE"), among PRINCETON NATIONAL BANCORP, INC., a Delaware corporation ("PRINCETON"), SOMONAUK FSB BANCORP, INC., a Delaware corporation ("SBI"), and SOMONAUK ACQUISITION, INC., a Delaware corporation ("ACQUISITION COMPANY").

                                    RECITALS

     A. The parties to this Agreement desire to effect a reorganization whereby Princeton desires to acquire control of SBI through the merger (the "MERGER") of Acquisition Company with and into SBI with SBI being the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of SBI, $10.00 par value per share ("SBI COMMON STOCK"), shall be converted at the effective time of the Merger into the right to receive a combination of: (i) shares of common stock of Princeton, $5.00 par value per share ("PRINCETON COMMON STOCK"); and (ii) cash, all in the amounts set forth in this Agreement.

     C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

                                   AGREEMENTS

     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

          (a) "ADJUSTED STOCKHOLDERS' EQUITY" means the consolidated tangible stockholders' equity of SBI, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of SBI for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by SBI or any SBI Subsidiary in connection with this Agreement and the Contemplated Transactions including, but not limited to, the SBI Transaction Expenses, but adjusted to exclude:

               (i) any realized gains or losses resulting from sales of investment securities effected between December 31, 2004, and the Closing Date (as defined below);

               (ii) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; and

               (iii) any expenses incurred or accounting or other adjustments made pursuant to Sections 2.9 or 6.18 of this Agreement.

SBI's Adjusted Stockholders' Equity shall be calculated by SBI's independent auditors, in consultation with Princeton's independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. For purposes of this calculation, SBI shall assume a tax rate of 34% with respect to costs which can be expensed in 2005 for tax purposes. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by an auditor selected by Princeton, which approval shall not be unreasonably withheld.

          (b) "AFFILIATE" means with respect to:

               (i) a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

               (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or
(C) of this subsection (ii).

          (c) "BANK" means Farmers State Bank of Somonauk, a state chartered commercial bank organized and existing under the laws of the State of Illinois with its main office located in Somonauk, Illinois, and a wholly-owned subsidiary of SBI.

          (d) "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          (e) "BREACH" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

          (f) "BUSINESS DAY" means any day on which the trading of stock occurs on the over-the-counter-bulletin-board.

          (g) "CALL REPORTS" means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

          (h) "CITIZENS BANK" means Citizens First National Bank, a national banking association organized and existing under the laws of the United States with its main office located in Princeton, Illinois, and a wholly-owned subsidiary of Princeton.

          (i) "CODE" means the Internal Revenue Code of 1986, as amended.

          (j) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Princeton, Acquisition Company and SBI of their respective covenants and obligations under this Agreement; (iii) Princeton's acquisition of control of SBI and, indirectly, the Bank; (iv) Princeton's issuance of registered shares of Princeton Common Stock and payment of cash in exchange for shares of SBI Common Stock; and (v) the Bank Merger (as hereinafter defined), if applicable.

          (k) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (l) "CRA" means the Community Reinvestment Act, as amended.

          (m) "DETERMINATION DATE" means the close of business on the last Business Day preceding the Closing Date.

          (n) "DFPR" means the Illinois Department of Financial and Professional Regulation.

          (o) "DGCL" means the Delaware General Corporation Law, as amended.

          (p) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (q) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (r) "FAMILY" means with respect to an individual: (i) the individual;
(ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

          (s) "FDIC" means the Federal Deposit Insurance Corporation.

          (t) "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

          (u) "GAAP" means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of Princeton or SBI, as the case may be.

          (v) "KNOWLEDGE" with respect to:

               (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

               (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

          (w) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (x) "MATERIAL ADVERSE EFFECT" with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):
(i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally.

          (y) "MATERIAL INTEREST" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a

Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

          (z) "NBA" means National Bank Act.

          (aa) "OCC" means the Office of the Comptroller of the Currency.

          (bb) "OLD CERTIFICATES" means certificates formerly representing shares of SBI Common Stock.

          (cc) "ORDER" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (dd) "ORDINARY COURSE OF BUSINESS" means any action taken by a Person only if such action:

               (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

               (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

               (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (ee) "PER SHARE CASH CONSIDERATION" means Seven Hundred Eighty-Two Dollars and Seventy-Six Cents ($782.76), subject, however, to possible adjustment as provided in Section 3.2 of this Agreement.

          (ff) "PER SHARE STOCK CONSIDERATION" means 6.6923 shares of Princeton Common Stock.

          (gg) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (hh) "PRINCETON SEC DOCUMENTS" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Princeton with the SEC.

          (ii) "PRINCETON SUBSIDIARY" means any Subsidiary of Princeton.

          (jj) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (kk) "PROXY STATEMENT" means the proxy statement-prospectus to be used by SBI in connection with the solicitation by its board of directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.12 of this Agreement.

          (ll) "REGULATORY AUTHORITY" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal
Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over SBI, Princeton or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve and the OCC.

          (mm) "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (nn) "SBI STOCKHOLDER" means a holder of record of SBI Common Stock.

          (oo) "SBI SUBSIDIARY" means any Subsidiary of SBI.

          (pp) "SBI TRANSACTION EXPENSES" means: (i) all transaction costs of SBI necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by SBI in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the Proxy Statement to SBI Stockholders and obtaining the approval of SBI Stockholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of SBI or any SBI Subsidiary under any Contract or plan as a result of the Contemplated Transactions; (iv) any Remediation Costs (as defined in Section 6.7 of this Agreement), (v) the amount of the Sick Leave Accrual (as defined in Section 6.2(1) of this Agreement), (vi) the cost of Special Bonus; and (vii) all other non-payroll related costs and expenses in each case incurred or to be incurred by SBI or any SBI Subsidiary through the Effective Time in connection with this Agreement and the Contemplated Transactions.

          (qq) "SEC" means the Securities and Exchange Commission.

          (rr) "SECURITIES ACT" means the Securities Act of 1933, as amended.

          (ss) "SPECIAL BONUS" shall have the meaning given such term in Section
6.19 of this Agreement.

          (tt) "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (uu) "TAX" means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (vv) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (ww) "THREATENED" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     SECTION 1.2 PRINCIPLES OF CONSTRUCTION.

          (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:

               (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's reasonable discretion;

               (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

               (iii) in computing periods from a specified date to a later specified date, the words "FROM" and "COMMENCING ON" (and the like) mean "FROM AND INCLUDING," and the words "TO," "UNTIL" and "ENDING ON" (and the like) mean "TO, BUT EXCLUDING";

               (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

               (v) indications of time of day mean Princeton, Illinois time;

               (vi) "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO";

               (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;

               (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require;

               (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and

               (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b) The schedules of each of SBI and Princeton referred to in this Agreement (the "SBI SCHEDULES" and the "PRINCETON SCHEDULES," respectively, and collectively the "SCHEDULES") shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of SBI and Princeton to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

          (c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

                                    ARTICLE 2
                                   THE MERGER

     SECTION 2.1 THE MERGER. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL at the Effective Time (as defined below), Acquisition Company shall be merged with and into SBI pursuant to the provisions of, and with the effects provided in, the DGCL, the separate corporate existence of Acquisition Company shall cease and SBI will be the Surviving Corporation. As a result of the Merger, each share of SBI Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as provided in Article 3 of this Agreement.

     SECTION 2.2 EFFECTIVE TIME; CLOSING.

          (a) Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the "CLOSING") shall occur through the mail or at a place that is mutually acceptable to Princeton and SBI, or if they fail to agree, at the offices of Howard & Howard Attorneys, P.C., located at One Technology Plaza, Suite 600, 211 Fulton Street, Peoria, Illinois 61602, at 10:00 a.m. on July 31, 2005, or, if the following conditions have not then been satisfied, on such later date which is ten (10) Business Days after the end of the calendar month in which all of the following conditions are satisfied: (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in Articles 9 and 10 of this Agreement; whichever is later, or at such other time as SBI and Princeton may agree in writing (the "CLOSING DATE"). Subject to the provisions of Article 11 of this Agreement, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) The parties hereto agree to file appropriate certificate of merger, as contemplated by the DGCL, with the Secretary of State of the State of Delaware. The Merger shall be effective on the Closing Date and at the time stated in the certificate of merger filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     SECTION 2.3 EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition Company and SBI shall be vested in the Surviving Corporation, and all debts, liabilities and duties of

Acquisition Company and SBI shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of SBI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     SECTION 2.5 BYLAWS. At the Effective Time, the bylaws of SBI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     SECTION 2.6 BOARD OF DIRECTORS AND OFFICERS. From and after the Effective Time, until duly changed in compliance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation, the board of directors and officers of the Surviving Corporation shall be the board of directors and officers of Acquisition Company in place immediately prior to the Effective Time.

     SECTION 2.7 PRINCETON'S DELIVERIES AT CLOSING. At the Closing, Princeton shall deliver or cause to be delivered the following items to or on behalf of
SBI:

          (a) a good standing certificate for Princeton issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois and dated in each case not more than fifteen (15) Business Days prior to the Closing Date;

          (b) a copy of the certificate of incorporation of Princeton certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or any Assistant Secretary of Princeton dated the Closing Date certifying a copy of the bylaws of Princeton;

          (d) copies of resolutions of the board of directors of Princeton approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Princeton;

          (e) copies of resolutions of the board of directors and the sole stockholder of Acquisition Company approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquisition Company;

          (f) a good standing certificate for Acquisition Company issued by the Secretary of State of the State of Delaware, and dated not more than fifteen
(15) Business Days prior to the Closing Date;

          (g) a copy of the certificate of incorporation of Acquisition Company certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (h) a certificate of the Secretary or any Assistant Secretary of Acquisition Company dated the Closing Date certifying a copy of the bylaws of Acquisition Company;

          (i) a certificate executed by the President or any Vice President of Acquisition Company, dated the Closing Date, stating that: (i) all of the representations and warranties of Acquisition Company set forth in this Agreement, as the same may have been updated pursuant to Section 7.3 of this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and
(ii) Acquisition Company has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition Company shall have performed and complied in all respects with such covenants and obligations;

          (j) a certificate executed by the Chief Executive Officer or Senior Vice President, and by the Secretary or any Assistant Secretary of Princeton, dated the Closing Date, stating that: (i) all of the representations and warranties of Princeton set forth in this Agreement, as the same may have been updated pursuant to Section 7.3 of this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Princeton has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Princeton shall have performed and complied in all respects with such covenants and obligations;

          (k) a legal opinion of Princeton's counsel dated the Closing Date in the form attached as EXHIBIT A; and

          (l) such other documents as SBI may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to SBI and its counsel.

     SECTION 2.8 SBI'S DELIVERIES AT CLOSING. At the Closing, SBI shall deliver or cause to be delivered the following items to Princeton:

          (a) a good standing certificate for SBI issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois dated not more than fifteen (15) Business Days prior to the Closing Date;

          (b) a copy of the certificate of incorporation of SBI certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or any Assistant Secretary of SBI dated the Closing Date certifying a copy of the bylaws of SBI;

          (d) copies of resolutions of the board of directors and SBI Stockholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of SBI;

          (e) a good standing certificate for the Bank issued by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (f) a copy of the charter of the Bank certified by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (g) a certificate of the Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

          (h) a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of SBI, dated the Closing Date, stating that: (i) all of the representations and warranties of SBI set forth in this Agreement, as the same may have been updated pursuant to
Section 6.8 of this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) SBI has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, SBI shall have performed and complied in all respects with such covenants and obligations;

          (i) a list of all SBI Stockholders as of the Determination Date, certified by the Secretary or any Assistant Secretary of SBI;

          (j) owner's title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Princeton in accordance with the title commitments delivered by SBI to Princeton in accordance with Section 6.5 of this Agreement, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of SBI or the Bank;

          (k) a legal opinion of SBI's counsel dated the Closing Date in the form attached as EXHIBIT B;

          (l) a certificate of each of SBI's legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by SBI prior to and including the Effective Time have been paid in full;

          (m) evidence that the Special Bonus, if any, has been paid as contemplated by Section 6.19 of this Agreement;

          (n) a resignation from each of the directors and executive officers of SBI from such individual's position as a director and/or an officer of SBI; and

          (o) such other documents as Princeton may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Princeton and its counsel.

     SECTION 2.9 BANK MERGER. The parties contemplate, without making it mandatory, that after the Merger has become effective, but on the same day when the Merger becomes effective, the Bank will be merged with and into Citizens Bank, with Citizens Bank being the surviving association (such merger of the Bank into Citizens Bank being hereinafter called the "Bank Merger"). Princeton and SBI agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject and subsequent to the consummation of, and to be effective concurrently with, the Merger or at such time thereafter, all as determined by Princeton in its sole discretion.

     SECTION 2.10 ALTERNATIVE STRUCTURE. Notwithstanding anything contained herein to the contrary, upon receipt of SBI's prior written consent (which consent shall not be unreasonably withheld), Princeton may specify, for any reasonable business, tax or regulatory purpose, that, before the special meeting of stockholders of SBI held pursuant to Section 6.12 of this Agreement, Princeton and SBI shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of SBI with any Affiliate of Princeton, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of SBI Common Stock.

     SECTION 2.11 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Princeton nor SBI by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

                                   ARTICLE 3
                     CONVERSION OF SECURITIES IN THE MERGER

     SECTION 3.1 MANNER OF MERGER. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Each share of Acquisition Company common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

          (b) Each share of SBI Common Stock (other than shares held by SBI or any SBI Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration and the Per Share Stock Consideration. The Per Share Cash Consideration that may be paid, on an aggregate basis, to SBI Stockholders is referred to herein as the "CASH CONSIDERATION," and the Per Share Stock Consideration that may be paid, on an aggregate basis, to SBI Stockholders is referred to herein as the "STOCK CONSIDERATION." The Cash Consideration and the Stock Consideration are referred to herein collectively as the "MERGER CONSIDERATION"; and

          (c) Each share of SBI Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     SECTION 3.2 ADJUSTMENT OF PER SHARE PURCHASE PRICE. Notwithstanding anything contained herein to the contrary, the Per Share Cash Consideration shall be adjusted upward or downward to equal:

          (a) $39,606,000 less,

          (b) the difference between $23,800,000 and the Adjusted Stockholders' Equity divided by,

          (c) 50,598

or graphically represented as follows:

$39,606,000 - ($23,800,000 - Adjusted Stockholders' Equity)
-----------------------------------------------------------
                           50,598

provided, however, in no event shall the Per Share Cash Consideration be adjusted upward to exceed Seven Hundred Ninety Dollars and Fifty-Four Cents ($790.54).

     SECTION 3.3 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of SBI Common Stock shall cease to be, and shall have no rights as, stockholders of SBI, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of SBI or the Surviving Corporation of shares of SBI Common Stock.

     SECTION 3.4 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Princeton Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Princeton shall pay to each holder of SBI Common Stock who would otherwise be entitled to a fractional share of Princeton Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by Twenty-Nine Dollars and Fifty-Three Cents ($29.53).

     SECTION 3.5 EXCHANGE PROCEDURES.

          (a) As soon as is reasonably practicable, but in no event later than five (5) Business Days after the Closing Date, Citizens Bank, in its capacity as exchange agent for the parties to this Agreement (the "EXCHANGE AGENT"), the Exchange Agent shall mail to each holder of record of SBI Common Stock, instructions for use in effecting the surrender of the certificates representing such SBI Common Stock (the "OLD CERTIFICATES") in exchange for the Merger Consideration (the "TRANSMITTAL LETTER"). Upon proper surrender to the Exchange Agent of an Old Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Old Certificates shall be entitled to receive in exchange therefor: (i) a new certificate representing that number of whole shares of Princeton Common Stock that such holder has the right to receive pursuant to this Article; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this Article; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article, and the Old Certificates so surrendered shall forthwith be cancelled.

          (b) Princeton shall deposit with the Exchange Agent for the benefit of holders of Old Certificates: (i) cash or immediately available funds equal to the aggregate Cash Consideration; and (ii) certificates representing the shares of Princeton Common Stock to be issued as Stock Consideration (the "EXCHANGE FUND"). The Exchange Fund shall be held by the Exchange Agent for the benefit of SBI Stockholders pursuant to the terms of an Exchange Agent Agreement in the form of EXHIBIT C. After the Closing Date, Princeton shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Old Certificates for the Merger Consideration in accordance with this Article. All fees, costs and expenses of the Exchange Agent shall be borne solely by Princeton.

          (c) Neither the Exchange Agent nor any party hereto shall be liable to any former SBI Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to Princeton Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of SBI Common Stock converted in the Merger into the right to receive shares of Princeton Common Stock until the holder of such unsurrendered Old Certificate shall be entitled to receive a new certificate representing shares of Princeton Common Stock in exchange therefor in accordance with the procedures set forth in this Section. After becoming so entitled in accordance with this Section, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Princeton Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e) Any portion of the Merger Consideration that remains unclaimed by the SBI Stockholders on the six (6) month anniversary of the Effective Time shall be paid to Princeton to be held for the benefit of holders of unsurrendered Old Certificates. Any SBI Stockholders who have not theretofore complied with this Article shall thereafter look only to Princeton for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Princeton Common Stock deliverable in respect of each share of SBI Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (f) If a certificate representing shares of Princeton Common Stock or a check representing Cash Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Princeton any transfer or other taxes required by reason of the issuance of a certificate representing shares of Princeton Common Stock or a check representing Cash Consideration in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Princeton that such tax has been paid or is not payable.

     SECTION 3.6 ANTI-DILUTION PROVISIONS.

          (a) If Princeton issues additional shares of Princeton Common Stock (other than as provided below) or declares a stock dividend, stock split, reverse split or other general distribution, reclassification or recapitalization of Princeton Common Stock and the record date for such stock dividend, stock split, distribution, reclassification or recapitalization occurs at any time after the Agreement Date and prior to the Effective Time, then the number of shares of Princeton Common Stock distributable to SBI Stockholders shall be equitably adjusted as necessary to give effect to the change in Princeton capitalization. Notwithstanding the foregoing, no adjustment shall be made in such number of shares of Princeton Common Stock distributable: (x) in the event of the issuance of additional shares of Princeton Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Princeton pursuant to Princeton's stock option, qualified and non-qualified retirement and dividend reinvestment plans; or (y) in the event of the issuance of additional shares of Princeton Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of Princeton in its reasonable business judgment determines to be fair and reasonable.

          (b) Subject only to making any adjustments and related computations prescribed by this Section, nothing contained in this Agreement is intended to preclude Princeton from amending its certificate of incorporation to change its capital structure or from issuing additional shares of Princeton Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

     SECTION 3.7 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to stockholders of SBI pursuant to the provisions of any applicable Legal Requirements, including the DGCL, any shares of SBI Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person's shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such SBI stockholders, the "DISSENTING SHARES"), shall not be converted pursuant to the provisions of this Article, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by SBI to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the

Effective Time, into the right to receive the Merger Consideration as is determined in accordance with this Article.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF SBI

     SBI hereby represents and warrants to Princeton that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

     SECTION 4.1 SBI ORGANIZATION. SBI: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also qualified to do business and is in good standing in the State of Illinois and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of SBI and all amendments thereto are set forth in SCHEDULE 4.1 and are complete and correct. SBI has no Subsidiaries other than the Bank and as set forth in
SCHEDULE 4.1.

     SECTION 4.2 SBI SUBSIDIARY ORGANIZATION. The Bank is an Illinois chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other SBI Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each SBI Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws (or similar organizational documents) of each SBI Subsidiary and all amendments thereto are set forth in SCHEDULE 4.2 and are complete and correct.

     SECTION 4.3 AUTHORIZATION; ENFORCEABILITY.

          (a) SBI has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by SBI, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of SBI enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

          (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate or articles of incorporation or bylaws or similar organizational documents of SBI or any SBI
Subsidiary: (i) prohibits or restricts SBI's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Princeton to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of SBI has unanimously approved the execution of, and performance by SBI of its obligations under, this Agreement.

     SECTION 4.4 NO CONFLICT. Except as set forth in SCHEDULE 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of SBI or any SBI Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which SBI or any SBI Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the "FDIA"), the Securities Act, the Exchange Act, the DGCL and the Illinois Banking Act (the "IBA"); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which SBI or any SBI Subsidiary is a party or by which any of their respective assets is bound; or
(d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by SBI or any SBI Subsidiary. Except for the approvals referred to in Section 8.1 and the requisite approval of its stockholders, neither SBI nor any SBI Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 4.5 SBI CAPITALIZATION.

          (a) The authorized capital stock of SBI consists, and immediately prior to the Effective Time will consist, exclusively of 150,000 shares of SBI Common Stock, $10.00 par value per share, of which 50,598 shares are, and immediately prior to the Effective Time will be, duly authorized, validly issued and outstanding and fully paid and non-assessable, and 13,402 shares are held by SBI as treasury shares. SBI acknowledges that the Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section with respect to the number of outstanding shares of SBI Common Stock and the absence of any options or other rights to purchase additional shares of SBI Common Stock, and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on SBI for purposes of this Agreement.

          (b) None of the shares of SBI Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Since December 31, 2003, except as disclosed in SCHEDULE 4.5, no shares of SBI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by SBI or any SBI Subsidiary and no dividends or other distributions payable in any equity securities of SBI or any SBI Subsidiary have been declared, set aside, made or paid to the SBI Stockholders. To the Knowledge of SBI, none of the shares of authorized capital stock of SBI are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating SBI or any SBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of SBI or any SBI Subsidiary, SBI is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of SBI. Except for the Bank Shares, as hereinafter defined, SBI does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     SECTION 4.6 SBI SUBSIDIARY CAPITALIZATION. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time will consist exclusively of 8,000 shares of common stock, $100.00 par value per share (the "BANK SHARES"), all of which shares are, and immediately prior to the Effective Time will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. SBI is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other SBI Subsidiary, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any SBI Subsidiary. There are no outstanding securities of any SBI Subsidiary that are convertible into or exchangeable for any shares of such SBI Subsidiary's capital stock and no SBI Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such SBI Subsidiary. Neither SBI nor any SBI Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in SCHEDULE 4.6.

     SECTION 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements are included in SCHEDULE 4.7:

          (a) audited Consolidated Balance Sheets for SBI as of December 31, 2001, 2002 and 2003, and the related audited Consolidated Statements of

Cash Flows and Consolidated Statements of Changes in Stockholders' Equity of SBI for the years ended December 31, 2001, 2002 and 2003;

          (b) unaudited Consolidated Balance Sheet for SBI as of September 30, 2004, and the related unaudited Consolidated Statement of Operations and Statement of Cash Flows; and

          (c) Call Reports for the Bank as of the close of business on December 31, 2002, 2003 and 2004.

     The financial statements described in clause (a) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The financial statements described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the "SBI FINANCIAL Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of SBI and the Bank as at the respective dates of, and for the periods referred to in, the SBI Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited SBI Financial Statements. The SBI Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the SBI Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective SBI Financial Statements.

     SECTION 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of SBI and each SBI Subsidiary are complete and correct in all material respects and have been maintained in accordance with SBI's business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by Legal Requirements. The minute books of SBI and each SBI Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of SBI and the SBI Subsidiaries.

     SECTION 4.9 TITLE TO PROPERTIES. SBI and each SBI Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent SBI Financial Statement or in SCHEDULE 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the SBI Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as "PERMITTED EXCEPTIONS"). Except as set forth in SCHEDULE 4.9, SBI and each SBI Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis, all buildings and structures owned by SBI and each SBI Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     SECTION 4.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of SBI and each SBI Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis, the real property, buildings, structures and equipment owned or leased by SBI and each SBI Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that SBI or any SBI Subsidiary purport to own are sufficient for the continued conduct of the business of SBI and each SBI Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 4.11 LOANS; ALLOWANCE FOR LOAN AND LEASE LOSSES. Except as set forth in SCHEDULE 4.11, all loans and loan commitments extended by any SBI Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "SBI LOANS") were made and have been maintained materially in accordance with the lending policies of such SBI Subsidiary in the Ordinary Course of Business. The SBI Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such SBI Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such SBI Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth in SCHEDULE 4.9) and each SBI Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such SBI Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis. The allowance for loan and lease losses of each SBI Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for probable future losses at an adequate level. To the Knowledge of SBI: (i) none of the SBI Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

     SECTION 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 4.12, neither SBI nor any SBI Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the SBI Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth in SCHEDULE 4.12, since the date of the latest SBI Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of SBI or any SBI Subsidiary, and, to SBI's Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis.

     SECTION 4.13 TAXES. SBI and each SBI Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. SBI and each SBI Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by SBI or any SBI Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of SBI, Threatened against SBI or any SBI Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by SBI or any SBI Subsidiary is presently being conducted or, to the Knowledge of SBI, Threatened by any Regulatory Authority. SBI has delivered or made available to Princeton true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by SBI and each SBI Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of SBI or any SBI Subsidiary for any such time period.

     SECTION 4.14 COMPLIANCE WITH ERISA. Except as set forth in SCHEDULE 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all SBI Employee Benefit Plans, as hereinafter defined, established or maintained by SBI or any SBI Subsidiary or to which SBI or any SBI Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which SBI or any SBI Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code

(if applicable). There would be no obligations of SBI or any SBI Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if SBI or such SBI Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

     SECTION 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. SBI and each SBI Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in SCHEDULE 4.15, each of SBI and each SBI Subsidiary is, and at all times since January 1, 2002, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by SBI or any SBI Subsidiary of, or a failure on the part of SBI or any SBI Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of SBI or any SBI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis. Except as set forth in SCHEDULE 4.15, neither SBI nor any SBI Subsidiary has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does SBI have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of SBI or any SBI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis.

     SECTION 4.16 LEGAL PROCEEDINGS; ORDERS.

          (a) SCHEDULE 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of SBI, Threatened against, affecting or involving SBI or any SBI Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2002, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on SBI on a consolidated basis, and there is no fact to SBI's Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of SBI, no officer, director, agent or employee of SBI or any SBI Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of SBI or any SBI Subsidiary as currently conducted.

          (b) Neither SBI nor any SBI Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or
(iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has SBI or any SBI Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

     SECTION 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
SCHEDULE 4.17, since December 31, 2003, SBI and each SBI Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, except as set forth in SCHEDULE 4.17, with respect to each, since December 31, 2003, there has not been any and, except as permitted by Section 6.3 hereof, prior to the Effective Time there will not be any:

          (a) (i) change in its authorized or issued capital stock; (ii) grant of any stock option or right to purchase shares of its capital stock; (iii) issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or (vi) declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

          (b) amendment to its certificate or articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or stockholders with respect to the same;

          (c) payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing SBI Employee Benefit Plan disclosed in the SBI Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

          (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any SBI Employee Benefit Plan;

          (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by SBI or any SBI Subsidiary of more than $25,000 annually or $100,000 in the aggregate;

          (h) SBI Loan or commitment to make any SBI Loan other than in the Ordinary Course of Business;

          (i) SBI Loan or commitment to make, renew, extend the term or increase the amount of any SBI Loan to any Person if such SBI Loan or any other SBI Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of SBI or any SBI Subsidiary, or has been classified by SBI or any SBI Subsidiary or Regulatory Authority as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan"; provided, however, that nothing in this Agreement shall prohibit SBI or any SBI Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

          (j) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by any SBI Subsidiary of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

          (l) cancellation or waiver by it of any claims or rights with a value in excess of $25,000 or, if made in the Ordinary Course of Business, in excess of $100,000;

          (m) any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $50,000;

          (n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of SBI to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

          (q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

          (r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $25,000 in aggregate value or, if made in the Ordinary Course of Business, in excess of $100,000 in aggregate value, except for sales of SBI "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

          (t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

          (u) hiring of any employee with an annual salary in excess of $25,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

          (v) agreement, whether oral or written, by it to do any of the foregoing.

     SECTION 4.18 PROPERTIES, CONTRACTS AND EMPLOYEE BENEFIT PLANS. Except for Contracts evidencing SBI Loans made by the Bank in the Ordinary Course of Business, SCHEDULE 4.18 lists or describes the following with respect to SBI and each SBI Subsidiary:

          (a) all real property owned by SBI and each SBI Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which SBI and each SBI Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of SBI or such SBI Subsidiary;

          (b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by SBI or any SBI Subsidiary, exclusive of deposit agreements with customers of any SBI Subsidiary entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

          (c) each Contract that involves performance of services or delivery of goods or materials by SBI or any SBI Subsidiary of an amount or value in excess of $10,000;

          (d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of SBI or any SBI Subsidiary in excess of $10,000;

          (e) each Contract not referred to elsewhere in this Section that:

               (i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

               (ii) materially affects the business or financial condition of SBI or any SBI Subsidiary;

          (f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

          (g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "INTELLECTUAL PROPERTY ASSETS"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of SBI or any SBI Subsidiary;

          (h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by SBI or any SBI Subsidiary with any other Person;

          (j) each Contract containing covenants that in any way purport to restrict the business activity of SBI or any SBI Subsidiary or any Affiliate of any of the foregoing, or limit the ability of SBI or any SBI Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

          (k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (l) the name and annual salary of each director, officer or employee of SBI and each SBI Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by SBI, each SBI Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2004, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

          (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by SBI or any SBI Subsidiary for the benefit of the officers, directors or employees of SBI or any SBI Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by SBI or any SBI Subsidiary for the benefit of the employees of SBI or any SBI Subsidiary (collectively, the "SBI EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of SBI or any SBI Subsidiary;

          (n) the name of each Person who is or would be entitled pursuant to any Contract or SBI Employee Benefit Plan to receive any payment from SBI or any SBI Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (o) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by SBI or any SBI Subsidiary to be responsible for consequential damages;

          (p) each Contract for capital expenditures in excess of $10,000;

          (q) each written and, to the Knowledge of SBI, any other warranty, guaranty or other similar undertaking with respect to contractual performance extended by SBI or any SBI Subsidiary other than in the Ordinary Course of Business; and

          (r) each amendment, supplement and modification in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described in SCHEDULE
4.18 are appended to such Schedule.


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
     SECTION 4.19 NO DEFAULTS. Except as set forth in SCHEDULE 4.19, to the Knowledge of SBI, each Contract identified or required to be identified in
SCHEDULE 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. SBI and each SBI Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which either SBI or any SBI Subsidiary has or had any obligation or liability or by which SBI or any SBI Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis. To the Knowledge of SBI, each other Person that has or had any obligation or liability under any such Contract under which SBI or any SBI Subsidiary has or had any rights is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on SBI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give SBI, any SBI Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any SBI Loan, neither SBI nor any SBI Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to SBI or any SBI Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     SECTION 4.20 INSURANCE. SCHEDULE 4.20 lists the policies and material terms of insurance (including bankers' blanket bond and insurance providing benefits for employees) owned or held by SBI or any SBI Subsidiary on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

     SECTION 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
SCHEDULE 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving SBI or any SBI Subsidiary or any of their respective assets that are pending or, to the Knowledge of SBI, Threatened, nor to the Knowledge of SBI is there any factual basis for any of the foregoing, as a result of any asserted failure of SBI or any SBI Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "ENVIRONMENTAL LAWS"). No environmental clearances or other governmental approvals are required for the conduct of the business of SBI or any SBI Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of SBI, neither SBI nor any SBI Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

     SECTION 4.22 REGULATORY FILINGS. SBI and each SBI Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the DFPR. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 4.23 FIDUCIARY ACCOUNTS. SBI and each SBI Subsidiary have properly administered in all material respects all accounts for which any of them acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law. Neither SBI nor any SBI Subsidiary, nor, to the Knowledge of SBI, any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     SECTION 4.24 INDEMNIFICATION CLAIMS. To SBI's Knowledge, no action or failure to take action by any director, officer, employee or agent of SBI or any SBI Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against SBI or any SBI Subsidiary under any Contract with, or the corporate indemnification provisions of, SBI or any SBI Subsidiary, or under any Legal Requirements.

     SECTION 4.25 INSIDER INTERESTS. Except as set forth in SCHEDULE 4.25, no officer or director of SBI or any SBI Subsidiary, or any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with SBI or any SBI Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SBI or any SBI Subsidiary.

     SECTION 4.26 BROKERAGE COMMISSIONS. Except as set forth in SCHEDULE 4.26, none of SBI, any SBI Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions. Copies of any agreements referred to in SCHEDULE 4.26 are appended to such Schedule.

     SECTION 4.27 APPROVAL DELAYS. To the Knowledge of SBI, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 of this Agreement, would be denied or unduly delayed. The Bank's most recent CRA rating is "satisfactory" or better.

     SECTION 4.28 CODE SECTIONS 280G AND 4999. Except as set forth in SCHEDULE 4.28, no payment that is owed or may become due to any director, officer, employee or agent of SBI or any SBI Subsidiary will be non-deductible to SBI or any SBI Subsidiary (or, following the Merger, Princeton) or subject to tax under
Section 280G or Section 4999 of the Code, nor will SBI or any SBI Subsidiary (or, following the Merger, Princeton) be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth in SCHEDULE 4.28, neither SBI nor any SBI Subsidiary provides health or welfare benefits to any active employee following such employee's retirement or other termination of service.

     SECTION 4.29 DISCLOSURE. Neither any representation nor warranty of SBI in, nor any SBI Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.8 of this Agreement, will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF
                        PRINCETON AND ACQUISITION COMPANY

     Princeton and Acquisition Company hereby represent and warrant to SBI that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

     SECTION 5.1 PRINCETON ORGANIZATION. Princeton: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in the State of Illinois and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the

BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of Princeton and all amendments thereto are set forth in the Princeton SEC Documents and are complete and correct. Princeton has no Subsidiaries other than Acquisition Company and as set forth in the Princeton SEC Documents.

     SECTION 5.2 PRINCETON SUBSIDIARY ORGANIZATION. Each Princeton Subsidiary is duly organized, validly existing, and in good standing in its state or jurisdiction of organization. Each Princeton Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

     SECTION 5.3 AUTHORIZATION; ENFORCEABILITY.

          (a) Each of Princeton and Acquisition Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Princeton and Acquisition Company, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of each of Princeton and Acquisition Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

          (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of any of Princeton or any Princeton
Subsidiary: (i) prohibits or restricts Princeton's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject SBI to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Princeton has unanimously approved the execution of, and performance by Princeton of its obligations under, this Agreement, and the board of directors and the sole stockholder of Acquisition Company have each approved the execution of, and performance by Acquisition Company of its obligations under, this Agreement.

     SECTION 5.4 NO CONFLICT. Except as set forth in SCHEDULE 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter or bylaws (or similar organization documents), each as in effect on the

Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of, Princeton or any Princeton Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Princeton or any Princeton Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the NBA, the Securities Act, the Exchange Act, the DGCL, the IBCA and the IBA. Except for the approvals referred to in Section 8.1 of this Agreement, neither Princeton nor any Princeton Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 5.5 PRINCETON CAPITALIZATION. The authorized capital stock of Princeton at January 31, 2005, consisted of: (a) 7,000,000 shares of common stock, $5.00 par value per share, of which: (i) 3,058,967 shares were duly issued and outstanding, fully paid and non-assessable; (ii) 1,080,874 shares were held in the treasury of Princeton as of that date; and (iii) 502,500 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under existing option plans of Princeton by Princeton or otherwise; and (b) 100,000 shares of preferred stock, no par value per share, none of which shares were issued and outstanding. None of the shares of Princeton Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Since January 31, 2005, except as disclosed in or permitted by this Agreement or as provided in SCHEDULE 5.5 or the Princeton SEC Documents, no shares of Princeton capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Princeton or any Princeton Subsidiary and no dividends or other distributions payable in any equity securities of Princeton or any Princeton Subsidiary have been declared, set aside, made or paid to the stockholders of Princeton. To the Knowledge of Princeton, none of the shares of authorized capital stock of Princeton are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in SCHEDULE 5.5 or the Princeton SEC Documents, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Princeton or any Princeton Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Princeton or any Princeton Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, Princeton is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Princeton. Princeton does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the shares of Acquisition Company and as set forth in SCHEDULE 5.5 or the Princeton SEC Documents.

     SECTION 5.6 PRINCETON SUBSIDIARY CAPITALIZATION. Except as disclosed in any Princeton SEC Documents, Princeton is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock or other equity securities of each Princeton Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as disclosed in any Princeton SEC Documents or for such rights held exclusively by Princeton, there are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Princeton Subsidiary. Except as disclosed in any Princeton SEC Documents, or for such rights held exclusively by Princeton, there are no outstanding securities of any Princeton Subsidiary that are convertible into, or exchangeable for, any shares of such Princeton Subsidiary's capital stock or other equity securities, and no Princeton Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Princeton Subsidiary.

     SECTION 5.7 FINANCIAL STATEMENTS AND REPORTS. Princeton has timely filed all Princeton SEC Documents and all such Princeton SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. As of their respective filing dates, none of the Princeton SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.8 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 5.8 or the Princeton SEC Reports, neither Princeton nor any Princeton Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Princeton SEC Reports, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Princeton SEC Report, there has not been any change in the business, operations, properties, prospects, assets or condition of Princeton or any Princeton Subsidiary, and, to Princeton's Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on Princeton on a consolidated basis.

     SECTION 5.9 COMPLIANCE WITH LEGAL REQUIREMENTS. Princeton and each Princeton Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in SCHEDULE 5.9 or the Princeton SEC Reports, Princeton and each Princeton Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Princeton or any Princeton Subsidiary of, or a failure on the part of Princeton or any Princeton Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Princeton or any Princeton Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis. Except as set forth in SCHEDULE 5.9 or the Princeton SEC

Reports, neither Princeton nor any Princeton Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Princeton or any Princeton Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis.

     SECTION 5.10 LEGAL PROCEEDINGS; ORDERS. Except as disclosed in the Princeton SEC Documents, there have been no Proceedings or Orders pending, entered into or, to the Knowledge of Princeton, Threatened against, affecting or involving Princeton or any Princeton Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that had, or would reasonably be expected to have, a Material Adverse Effect on Princeton on a consolidated basis or that would materially impair Princeton's ability to consummate any of the Contemplated Transactions, and there is no fact to Princeton's Knowledge that would provide a basis for any other Proceeding or Order involving Princeton or any Princeton Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis or that would materially impair Princeton's ability to consummate any of the Contemplated Transactions.

     SECTION 5.11 BROKERAGE COMMISSIONS. Except as set forth in SCHEDULE 5.11, neither Princeton nor any Princeton Subsidiary, nor any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

     SECTION 5.12 APPROVAL DELAYS. To the Knowledge of Princeton, there is no reason why the granting of any of the regulatory approvals referred to in
Section 8.1 of this Agreement, would be denied or unduly delayed. The CRA rating of Citizens Bank, which is the only Princeton subsidiary that is a "depository institution," as defined by the FDIA, is "satisfactory" or better.

     SECTION 5.13 DISCLOSURE. Neither any representation nor warranty of Princeton in, nor any Princeton Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section
7.3 of this Agreement, will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

     SECTION 5.14 FINANCIAL RESOURCES. To the Knowledge of Princeton, there is no reason why Princeton will not have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the cash portion of the Merger Consideration and to perform its other obligations under this Agreement.

     SECTION 5.15 LOANS; ALLOWANCE FOR LOAN AND LEASE LOSSES. Except as set forth in SCHEDULE 5.15, all loans and loan commitments extended by any Princeton Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "PRINCETON LOANS") were made and have been maintained materially in accordance with the lending policies of such Princeton Subsidiary in the Ordinary Course of Business. The Princeton Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such Princeton Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Princeton Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, as set forth in SCHEDULE 5.15) and each Princeton Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such Princeton Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis. The allowance for loan and lease losses of each Princeton Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Princeton: (i) none of the Princeton Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Citizens Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

     SECTION 5.16 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 5.16, neither Princeton nor any Princeton Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Princeton SEC Documents and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth in SCHEDULE 5.16, since the date of the latest Princeton SEC Documents, there has not been any change in the business, operations, properties, prospects, assets or condition of Princeton or any Princeton Subsidiary, and, to Princeton's Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis.

     SECTION 5.17 TAXES. Princeton and each Princeton Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Princeton and each Princeton Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Princeton or any Princeton Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Princeton,

Threatened against Princeton or any Princeton Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Princeton or any Princeton Subsidiary is presently being conducted or, to the Knowledge of Princeton, Threatened by any Regulatory Authority.

     SECTION 5.18 COMPLIANCE WITH ERISA. Except as set forth in SCHEDULE 5.18, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Princeton or any Princeton Subsidiary or to which Princeton or any Princeton Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Princeton or any Princeton Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with
Section 412 of the Code (if applicable). There would be no obligations of Princeton or any Princeton Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Princeton or such Princeton Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

     SECTION 5.19 COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
SCHEDULE 5.19, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Princeton or any Princeton Subsidiary or any of their respective assets that are pending or, to the Knowledge of Princeton, Threatened, nor to the Knowledge of Princeton is there any factual basis for any of the foregoing, as a result of any asserted failure of Princeton or any Princeton Subsidiary, or any predecessor thereof, to comply with any Environmental Laws. No environmental clearances or other governmental approvals are required for the conduct of the business of Princeton or any Princeton Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of Princeton, neither Princeton nor any Princeton Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

                                    ARTICLE 6
                                 SBI'S COVENANTS

     SECTION 6.1 ACCESS AND INVESTIGATION.

          (a) Princeton and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of SBI and each SBI


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
Subsidiary in accordance with the provisions of this Section. Princeton and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of SBI and each SBI Subsidiary and of their respective financial and legal condition as Princeton shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of SBI or any SBI Subsidiary. Upon request, SBI and each SBI Subsidiary will furnish Princeton or its Representatives, attorneys' responses to auditors' requests for information regarding SBI or such SBI Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Princeton (provided, with respect to attorneys, such disclosure would not result in the waiver by SBI or any SBI Subsidiary of any claim of attorney-client privilege), and will permit Princeton and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for SBI or such SBI Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Princeton or its Representatives. No investigation by Princeton or any of its Representatives shall affect the representations and warranties made by SBI. This Section shall not require the disclosure of any information the disclosure of which to Princeton would be prohibited by any Legal Requirement.

          (b) SBI shall allow a representative of Princeton to attend as an observer all meetings of the board of directors and committees of the board of directors of SBI and any SBI Subsidiary, including any meeting of the loan committee and asset liability management committee of SBI or any SBI Subsidiary. SBI shall give reasonable notice to Princeton of any such meeting and, if known, the agenda for or business to be discussed at such meeting. SBI shall provide to Princeton all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of SBI or any SBI Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Princeton's representative will not have any voting rights with respect to matters discussed at these meetings and that Princeton is not managing the business or affairs of SBI or any SBI Subsidiary. All information obtained by Princeton at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated February, 2005, between Princeton and SBI (the "SBI CONFIDENTIALITY AGREEMENT"). Notwithstanding the foregoing, Princeton shall not be permitted to attend any portion of a meeting and SBI shall not be required to provide Princeton with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.9 of this Agreement, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

          (c) Any confidential information or trade secrets of Princeton received by SBI, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

     SECTION 6.2 OPERATION OF SBI AND SBI SUBSIDIARIES. Except with the prior written consent of Princeton, between the Agreement Date and the Closing Date, SBI will, and will cause each SBI Subsidiary, to:

          (a) conduct its business only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact the current business organization of SBI and each SBI Subsidiary, keep available the services of the current officers, employees and agents of SBI and each SBI Subsidiary, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with SBI or any SBI Subsidiary;

          (c) confer with Princeton concerning operational matters of a material nature;

          (d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm's-length transactions, and in that connection, from the date hereof to the Closing Date, shall not:

               (i) enter into any new credit or new lending relationships in excess of $250,000 to any Person and such Person's Borrowing Affiliate (as defined below); or

               (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a "BORROWING AFFILIATE") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to any SBI Subsidiary which constitutes a non-performing loan or against any part of such indebtedness any SBI Subsidiary has established loss reserves or any part of which has been charged-off by any SBI Subsidiary;

provided, however, that a SBI Subsidiary shall be permitted to make any loan that is otherwise prohibited by this subsection with the prior written consent of Princeton, or if a SBI Subsidiary has made a written request for permission to make an otherwise prohibited loan and has provided Princeton with all information necessary for Princeton to make an informed decision with respect to such request, and Princeton has failed to respond to such request within five
(5) Business Days after Princeton's receipt of such request and all such information;

          (e) consistent with Bank policies and Legal Requirements, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with Bank policies, GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days;

          (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (g) not buy or sell any security, but such restriction shall not affect the buying and selling by any SBI Subsidiary of Federal Funds or the reinvestment of dividends paid on any securities owned by any SBI Subsidiary as of the date of this Agreement;

          (h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

          (i) maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

          (j) comply with all Legal Requirements and Contracts;

          (k) report periodically to Princeton concerning the status of the business, operations and finances of SBI and the SBI Subsidiaries; and

          (l) accrue one-half of the costs of the employee sick leave which has been accumulated, but is unused, as of the Determination Date, pursuant to SBI's and any SBI Subsidiary's sick leave policy (the "SICK LEAVE ACCRUAL").

     SECTION 6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, SBI will not, and will cause each SBI Subsidiary not to, without the prior written consent of Princeton, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 of this Agreement, is likely to occur.

     SECTION 6.4 SUBSEQUENT SBI FINANCIAL STATEMENTS. As soon as available after the date hereof, SBI will furnish Princeton copies of the annual audited and quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders' equity, of SBI and the Call Reports of any SBI Subsidiary for each annual or quarterly period completed after December 31, 2004, and all monthly and other financial reports or statements submitted after the date hereof by SBI or any SBI Subsidiary to the Board of Directors of SBI or any SBI Subsidiary or to any Regulatory Authority, to the extent permitted by law (collectively, the "SUBSEQUENT SBI FINANCIAL STATEMENTS"). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent SBI Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent SBI Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent SBI Financial Statements misleading in any material respect.

     SECTION 6.5 TITLE TO REAL ESTATE. As soon as practical, but in no event later than sixty (60) days after the Agreement Date, SBI shall obtain, at its own expense, and deliver to Princeton, with respect to all real estate owned by SBI or any SBI Subsidiary, excluding any "Other Real Estate Owned," (the "SBI REAL ESTATE"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Princeton, showing fee simple title in SBI or the SBI Subsidiary in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

     SECTION 6.6 SURVEYS.  If requested by Princeton, by no later than sixty
(60) days after the Agreement Date SBI shall obtain, at Princeton's expense, and deliver to Princeton a current ALTA survey of each parcel of SBI Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

     SECTION 6.7 ENVIRONMENTAL INVESTIGATION.

          (a) If requested by Princeton, not later than forty-five (45) Business Days after the Agreement Date, SBI shall provide to Princeton, at SBI's expense, a Phase 1 environmental site assessment with respect to each parcel of SBI Real Estate (the "PHASE 1 REPORTS") conducted by an independent professional consultant reasonably acceptable to Princeton to determine if any SBI Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Reports disclose any material adverse environmental conditions, or report a reasonable suspicion thereof, then Princeton shall be permitted to obtain, at Princeton's expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the "PHASE 2 REPORT," and collectively referred to with the Phase 1 Report, as the "ENVIRONMENTAL REPORTS"). Princeton shall have no duty to act for the benefit of SBI, any SBI Subsidiary or any other Person upon any information produced by the Environmental Reports, but shall provide such information to SBI as soon as practicable after such information becomes available to Princeton.

          (b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Reports, Princeton and SBI shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Reports. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the "REMEDIATION COST."


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
     SECTION 6.8 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, SBI shall promptly notify Princeton in writing if SBI or any SBI Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of SBI's representations and warranties as of the Agreement Date, or if SBI or any SBI Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, SBI will promptly deliver to Princeton a supplement to the Schedules specifying such change. During the same period, SBI will promptly notify Princeton of the occurrence of any Breach of any covenant of SBI in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 of this Agreement, impossible or unlikely.

     SECTION 6.9 OTHER OFFERS.

          (a) Until such time, if any, as this Agreement is terminated pursuant to Article 11 of this Agreement, SBI will not, and will cause each SBI Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Princeton) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving SBI or any SBI Subsidiary. Notwithstanding such foregoing restriction, SBI may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of SBI determines, in good faith, that the exercise of its fiduciary duties to SBI's stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that SBI may not, in any event, provide to such third party any information which it has not provided to Princeton. SBI shall promptly notify Princeton orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

          (b) "ACQUISITION TRANSACTION" shall, with respect to SBI, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either SBI or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a "SIGNIFICANT SUBSIDIARY"), of SBI; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either SBI or any Significant Subsidiary of SBI;
(iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either SBI or any Significant Subsidiary of SBI; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of SBI;
(v) a public proxy or consent solicitation made to SBI Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of SBI; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above; or
(vii) the making of a bona fide proposal to SBI or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

     SECTION 6.10 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, SBI shall deliver to Princeton a voting agreement in the form of EXHIBIT D, signed by all directors and executive officers of SBI who are SBI Stockholders.

     SECTION 6.11 NON-COMPETITION AGREEMENT. Concurrently with the execution and delivery of this Agreement, SBI shall deliver to Princeton a non-competition agreement in the form of EXHIBIT E, signed by all directors of each of SBI and the Bank.

     SECTION 6.12 STOCKHOLDERS' MEETING. SBI shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. SBI shall send to its stockholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and a copy of Section 262 of the DGCL governing the rights of dissenting stockholders. SBI and its board of directors shall recommend to stockholders the approval of this Agreement and the Merger and shall solicit proxies voting only in favor thereof from the SBI Stockholders, and SBI and its board of directors shall not withdraw, modify or change, in any manner adverse to Princeton, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Princeton, such recommendation of this Agreement and the Merger; provided, however, that SBI shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of SBI determines, in good faith, that the exercise of its fiduciary duties to the SBI Stockholders under applicable law, as advised by its counsel, so requires. For the avoidance of doubt, the parties acknowledge that the failure of SBI to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on SBI on a consolidated basis and on Princeton's rights under this Agreement.

     SECTION 6.13 INFORMATION PROVIDED TO PRINCETON. SBI agrees that the information concerning SBI or any SBI Subsidiary that is provided or to be provided by SBI to Princeton for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of SBI's stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, SBI shall have no responsibility for the truth or accuracy of any information with respect to Princeton or any Princeton Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

     SECTION 6.14 AMENDMENT OR TERMINATION OF EMPLOYEE BENEFIT PLANS. To the extent permitted by applicable Legal Requirements, upon the written request of Princeton, SBI shall take such action as may be necessary to amend or terminate any SBI Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Princeton; provided, however, that none of SBI nor any SBI Subsidiary shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

     SECTION 6.15 DATA AND ITEM PROCESSING AGREEMENTS. SBI agrees to consult with Princeton prior to the entry by it or any SBI Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. SBI agrees to coordinate with Princeton the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

     SECTION 6.16 TAX MATTERS. Neither SBI nor any SBI Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Princeton. SBI and each SBI Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Princeton for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

     SECTION 6.17 EMPLOYMENT AGREEMENTS. Concurrently with the execution and delivery of this Agreement, and at Princeton's direction and request, SBI shall cause to be delivered to Princeton employment agreements in the form of EXHIBITS F-1 THROUGH F-4, signed by the officers (the "OFFICERS") of SBI named therein (the "EMPLOYMENT AGREEMENTS") to be effective at the Effective Time.

     SECTION 6.18 ACCOUNTING AND OTHER ADJUSTMENTS. Subject to applicable Legal Requirements, SBI agrees that it shall, and shall cause each SBI Subsidiary, to:
(a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Princeton, on a consolidated basis after the Effective Time, in any case as Princeton shall reasonably request, provided, however, that neither SBI nor any SBI Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as SBI shall have received reasonable assurances that all conditions precedent to SBI's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

     SECTION 6.19 SPECIAL BONUS. SBI shall be permitted to pay on the Closing Date, but prior to the Effective Time, a special bonus (the "SPECIAL BONUS") in an aggregate amount not to exceed Five Hundred Fifty Thousand Dollars ("$550,000") to those employees of SBI or the Bank who were employed by SBI or the Bank on the Agreement Date and who remain employed by SBI or the Bank on the Closing Date; provided, however, if an employee is no longer so employed on the Closing Date, SBI shall nevertheless be permitted to pay such employee a Special Bonus if the Board of Directors of SBI determines, in good faith and after consultation with Princeton, that such employee left the employ of SBI or the Bank for legitimate reasons under all of the circumstances.

                                    ARTICLE 7
                              PRINCETON'S COVENANTS

     SECTION 7.1 ACCESS AND INVESTIGATION.

          (a) Solely for the purpose of permitting SBI to ascertain the correctness of the representations and warranties made in this Agreement by Princeton to SBI, SBI and its Representatives shall at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Princeton and each Princeton Subsidiary in accordance with the provisions of this Section. SBI and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Princeton and each Princeton Subsidiary and of their respective financial and legal condition as SBI shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Princeton or any Princeton Subsidiary. Upon request, Princeton and each Princeton Subsidiary will furnish SBI or its Representatives, attorneys' responses to auditors' requests for information regarding Princeton or such Princeton Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by SBI (provided, with respect to attorneys, such disclosure would not result in the waiver by Princeton or any Princeton Subsidiary of any claim of attorney-client privilege), and will permit SBI and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Princeton or such Princeton Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to SBI or its Representatives. No investigation by SBI or any of its Representatives shall affect the representations and warranties made by Princeton. This Section shall not require the disclosure of any information the disclosure of which to SBI would be prohibited by any Legal Requirement.

          (b) Any confidential information or trade secrets of SBI received by Princeton, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially as provided in that certain Confidentiality Agreement dated November 24, 2004, between Princeton and SBI (the "PRINCETON CONFIDENTIALITY AGREEMENT"), and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Princeton or, at SBI's request, returned to SBI if this Agreement is terminated as provided in Article 11 of this Agreement. Such information shall not be used by Princeton or its agents to the detriment of SBI or any SBI Subsidiary.

     SECTION 7.2 SUBSEQUENT PRINCETON STATEMENTS; SECURITIES REPORTS. As soon as available after the Agreement Date, Princeton will furnish SBI copies of the annual audited and quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders' equity, of Princeton prepared for its internal use, and all other financial reports or statements submitted after the Agreement Date by Princeton to any Regulatory Authority, to the extent permitted by law (collectively, the "SUBSEQUENT PRINCETON STATEMENTS"). Without limitation of the foregoing, Princeton shall deliver to SBI complete copies of any reports filed with the SEC after the Agreement Date (collectively, the "PRINCETON SEC FILINGS"). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Princeton Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent Princeton Statements nor the Princeton SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Princeton Statements or Princeton SEC Filings misleading in any material respect.

     SECTION 7.3 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, Princeton shall promptly notify SBI in writing if Princeton or any Princeton Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Princeton's representations and warranties as of the Agreement Date, or if Princeton or any Princeton Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Princeton will promptly notify SBI of the occurrence of any Breach of any covenant of Princeton in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 of this Agreement impossible or unlikely.

     SECTION 7.4 INFORMATION PROVIDED TO SBI. Princeton agrees that none of the information concerning Princeton or any Princeton Subsidiary that is provided or to be provided by Princeton to SBI for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Princeton shall have no responsibility for the truth or accuracy of any information with respect to SBI or any SBI Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

     SECTION 7.5 INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE. Except as may be limited by applicable Legal Requirements, Princeton shall honor any of SBI's obligations in respect of indemnification and advancement of expenses currently provided by SBI in its articles of incorporation in favor of the current and former directors and officers of SBI or any SBI Subsidiary for not less than two
(2) years from the Effective Time with respect to matters occurring prior to the Effective Time. Princeton shall pay $25,000 to acquire extended coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by SBI's director and officer liability policies of insurance, commonly referred to as "tail coverage," on terms with respect to such coverage and amount substantially similar to the terms and conditions of SBI's director and officer liability policies of insurance in effect on the Agreement Date. In the event that the costs of the tail coverage shall exceed $25,000, SBI may elect to pay the difference and the amount thereof shall constitute SBI Transaction Expenses as that term is defined in Section 1.1(pp) of this Agreement. In the event SBI elects not to pay such difference, Princeton shall not be required to obtain such tail coverage.

     SECTION 7.6 EMPLOYEE BENEFITS. For purposes of determining eligibility to participate in and, where applicable, vesting under Princeton's and its Subsidiaries' employee benefit plans, programs and arrangements generally accorded all to employees of Princeton and Citizens Bank (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), Princeton agrees that all former employees of SBI or the Bank who become employees of Princeton or Citizens Bank shall receive credit for their past service with SBI or the Bank as if such employee had then been employed by Princeton.

     SECTION 7.7 AUTHORIZATION AND RESERVATION OF PRINCETON COMMON STOCK. The board of directors of Princeton shall, prior to the Effective Time, authorize and reserve the maximum number of shares of Princeton Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

     SECTION 7.8 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, Princeton will not, and will cause each Princeton Subsidiary not to, without the prior written consent of SBI:

          (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of Princeton's representations or warranties occurs, if such Breach would have a Material Adverse Effect on Princeton on a consolidated basis;

          (b) take any action to amend Princeton's certificate of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of Princeton Common Stock generally; or

          (c) take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

     SECTION 7.9 BOARD SEATS. Immediately following the Effective Time, Princeton shall expand its board of directors and the board of directors of Citizens Bank by one member each, and each board shall take such action as is necessary to appoint as director one individual nominated to each board by SBI, which nominee(s) shall be acceptable to Princeton in its sole discretion.

                                    ARTICLE 8
                            COVENANTS OF ALL PARTIES

     SECTION 8.1 REGULATORY APPROVALS. By no later than forty-five (45) days after the Agreement Date, Princeton shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA (or a request for a waiver of the requirements thereof); (b) the OCC pursuant to the NBA; (c) the DFPR pursuant to the IBA; and
(d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Princeton shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, SBI and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Princeton agrees promptly to advise SBI and its counsel of, and share with them, any material communication received by Princeton or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

     SECTION 8.2 SEC REGISTRATION. By no later than sixty (60) days after the Agreement Date, Princeton shall prepare and file with the SEC a registration statement under the Securities Act on an appropriate form reasonably acceptable to SBI covering the shares of Princeton Common Stock to be issued pursuant to this Agreement and shall use its Best Efforts to cause the same to become effective, and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the "REGISTRATION STATEMENT"). The Registration Statement shall include the Proxy Statement for use in connection with the meeting of the SBI Stockholders referred to in Section 6.12 of this

Agreement, all in accordance with the rules and regulations of the SEC. Princeton shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Princeton Common Stock to SBI Stockholders. In advance of any filing made under this Section, Princeton and SBI and their respective counsel shall be provided with the opportunity to comment thereon, and Princeton and SBI each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings. Preparation and filing of the Registration Statement shall be at the sole cost and expense of Princeton, except that SBI shall be solely responsible for the costs and expenses, including fees of SBI's accountants and legal counsel, related to the preparation and review of SBI financial statements and SBI information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to SBI Stockholders.

     SECTION 8.3 NECESSARY APPROVALS. Princeton and SBI agree that Princeton's counsel will have primary responsibility for preparation of the Registration Statement and Princeton will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Princeton and SBI and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

     SECTION 8.4 CUSTOMER AND EMPLOYEE RELATIONSHIPS. Each of Princeton and SBI agrees that its respective Representatives may jointly:

          (a) participate in meetings or discussions with officers and employees of SBI and Princeton and their Subsidiaries in connection with employment opportunities with Princeton after the Effective Time; and

          (b) contact Persons having dealings with SBI or Princeton or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Princeton after the Effective Time.

     SECTION 8.5 PUBLICITY. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to stockholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

     SECTION 8.6 BEST EFFORTS; COOPERATION. Each of Princeton and SBI agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Princeton nor SBI will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of Princeton and SBI will, and will cause each Princeton Subsidiary and SBI Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

                                   ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PRINCETON

     The obligations of Princeton to consummate the Contemplated Transactions and to take the other actions required to be taken by Princeton at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Princeton, in whole or in part):

     SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of SBI set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on SBI on a consolidated basis or on Princeton's rights under this Agreement.

     SECTION 9.2 SBI'S PERFORMANCE. SBI shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on SBI on a consolidated basis or on Princeton's rights under this Agreement.

     SECTION 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by SBI in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Princeton.

     SECTION 9.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the SBI Stockholders.

     SECTION 9.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against SBI or any SBI Subsidiary any Proceeding:
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on SBI or its stockholders or Princeton's rights under this Agreement.

     SECTION 9.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on SBI or any SBI Subsidiary.

     SECTION 9.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Princeton, and all applicable waiting periods shall have expired.

     SECTION 9.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

     SECTION 9.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

     SECTION 9.10 DISSENTING SHARES. The total number of Dissenting Shares shall be no greater than ten percent (10%) of the number of Outstanding SBI Common Stock.

     SECTION 9.11 EMPLOYMENT AGREEMENTS. The Employment Agreements shall be in full force and effect, and the Officers shall be active employees of SBI or the Bank.

     SECTION 9.12 ALLOWANCE FOR LOAN AND LEASE LOSSES. Consistent with the methodology utilized by SBI in the Ordinary Course of Business, SBI shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) and the amount of the consolidated allowance for loan and lease losses shall not be less than Eight Hundred Forty Thousand Dollars ($840,000) as of the Closing Date.

     SECTION 9.13 SBI CAPITALIZATION. At the Effective Time, the issued and outstanding capital stock of SBI shall consist exclusively of no more than 50,598 shares of SBI Common Stock.

     SECTION 9.14 SBI TRANSACTION EXPENSES. Princeton shall have received proof satisfactory to it that SBI has paid or fully accrued for as of the Determination Date all of the SBI Transaction Expenses.

                                   ARTICLE 10
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SBI

     SBI's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by SBI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by SBI, in whole or in part):

     SECTION 10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Princeton and Acquisition Company set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Princeton on a consolidated basis or on SBI's rights under this Agreement.

     SECTION 10.2 PRINCETON'S PERFORMANCE. Princeton and Acquisition Company shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Princeton on a consolidated basis or on SBI's rights under this Agreement.

     SECTION 10.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Princeton in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for SBI.

     SECTION 10.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the SBI Stockholders.

     SECTION 10.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against Princeton or any Princeton Subsidiary any
Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect either on Princeton or its stockholders or SBI's rights under this Agreement.

     SECTION 10.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Princeton on a consolidated basis.

     SECTION 10.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to SBI, and all applicable waiting periods shall have expired.

     SECTION 10.8 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

     SECTION 10.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

     SECTION 10.10 FAIRNESS OPINION. SBI shall have received an opinion from Ryan Beck & Co., Inc. (the "FAIRNESS OPINION"), dated as of the Agreement Date, to the effect that the terms of the Merger are fair to SBI's Stockholders from a financial point of view as of that date and such Fairness Opinion shall not have been subsequently withdrawn.

                                   ARTICLE 11
                                   TERMINATION

     SECTION 11.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

          (a) by mutual consent of the boards of directors of Princeton and SBI;

          (b) by Princeton if: (i) any of the conditions in Article 9 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Princeton to comply with its obligations under this Agreement); and (ii) Princeton has not waived such condition on or before the Closing Date;

          (c) by SBI if: (i) any of the conditions in Article 10 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of SBI to comply with its obligations under this Agreement); and (ii) SBI has not waived such condition on or before the Closing Date;

          (d) by Princeton in accordance with the provisions of Section 6.7 of this Agreement;

          (e) by either Princeton or SBI if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is eight (8) months after the Agreement Date, or such later date as the parties may agree (the "TERMINATION DATE").

     SECTION 11.2 EFFECT OF TERMINATION.  Except as provided in Sections 11.3,
11.4 and 11.5 of this Agreement, if this Agreement is terminated pursuant to
Section 11.1 of this Agreement, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Princeton, SBI or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 11.3, 11.4 and 11.5 of this Agreement, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 11.3 EXPENSES. Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

     SECTION 11.4 SBI TERMINATION PAYMENT.

          (a) If this Agreement is terminated by:

               (i) Princeton because: (A) SBI committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of SBI's representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or (B), such Breach is a result of the failure by Princeton to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Princeton on a consolidated basis or on SBI or any SBI Subsidiary; or

               (ii) Princeton or SBI because both (A) any of: (x) any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Securities Exchange Act) a bona fide tender offer or exchange offer to acquire at least 20% of the then-outstanding shares of SBI Common Stock, shall have otherwise made a bona fide proposal to SBI or the SBI stockholders by public announcement or other written communication that is or becomes the subject of public disclosure to engage in a transaction that will result in an acquisition of control of SBI or the Bank (as defined below), or shall have filed an application or notice with any Regulatory Authority for approval to engage in a transaction that will result in an acquisition of control of SBI or the Bank; (y) the board of directors of SBI shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any transaction that will result in an acquisition of control of SBI or the Bank by a Person other than Princeton (or resolved to take any such action), whether or not permitted by the terms of this Agreement; or (z) the board of directors of SBI, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement the approval of this Agreement and the Merger, shall have withdrawn, modified or changed, in any manner adverse to Princeton, or publicly announced its intent to withdraw, modify or change, in any manner adverse to Princeton, such recommendation of this Agreement and the Merger, or shall have failed to call or convene the meeting of the SBI stockholders referred to in Section 6.12; and (B) SBI's stockholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date;

and provided in the case of both clauses (i) and (ii), Princeton is in material compliance with all of its material obligations under this Agreement, then SBI shall pay to Princeton, upon its written demand, an amount equal to Two Million Dollars ($2,000,000).

          (b) The sum payable by SBI under this Section shall constitute liquidated damages and Princeton's receipt thereof shall be Princeton's sole and exclusive remedy under this Agreement for all Breaches of this Agreement by SBI or failure by its stockholders to approve this Agreement.

     SECTION 11.5 PRINCETON TERMINATION PAYMENT.

          (a) If this Agreement is terminated by SBI because: (i) Princeton committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach of Princeton's representations or warranties as of the Agreement Date, unless, in either case of clauses (i) or (ii), such Breach is a result of the failure by SBI to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect either on Princeton on a consolidated basis or on SBI's rights under this Agreement, then Princeton shall pay to SBI, upon its written demand, an amount equal to Two Million Dollars ($2,000,000).

          (b) The sum payable by Princeton under this Section shall constitute liquidated damages and SBI's receipt thereof shall be SBI's sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Princeton.

                                   ARTICLE 12
                                  MISCELLANEOUS

     SECTION 12.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 12.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     SECTION 12.3 WAIVER. Except as provided in Article 11 of this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     SECTION 12.4 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

          If to Princeton, to:

               Princeton National Bancorp, Inc.
               606 South Main Street
               Princeton, Illinois  61356
               Telephone: (815) 875-4444
               Telecopier: (815) 872-0247
               Attention: Tony J. Sorcic
          with copies to:

               Howard & Howard Attorneys, P.C.
               151 S. Rose Street, Suite 800
               Kalamazoo, Michigan 49007
               Telephone: (269) 382-8765
               Telecopier: (269) 382-1568
               Attention: Joseph B. Hemker, Esq.

          If to SBI, to:

               Somonauk FSB Bancorp, Inc.
               128 South Depot Street
               Somonauk, Illinois  60552
               Telephone: (815) 498-2396
               Telecopier: (815) 498-2677
               Attention: Terrence M. Duffy

          with copies to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700
               Chicago, IL  60606
               Telephone: (312) 984-3100
               Telecopier: (312) 984-3193
               Attention: John E. Freechack, Esq.

or to such other Person or place as SBI shall furnish to Princeton or Princeton shall furnish to SBI in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

     SECTION 12.5 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Princeton Confidentiality Agreement and the SBI Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

     SECTION 12.6 MODIFICATION. This Agreement may not be amended except by a written agreement signed by each of SBI and Princeton. Without limiting the foregoing, SBI and Princeton may by written agreement signed by each of them:
(a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the SBI Stockholders shall affect the rights of SBI's stockholders in any manner that is materially adverse to such Persons.

     SECTION 12.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

     SECTION 12.8 FURTHER ASSURANCES. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     SECTION 12.9 SURVIVAL. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

     SECTION 12.10 COUNTERPARTS; FACSIMILES. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

     SECTION 12.11 JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Bureau or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Bureau, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


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     WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

SOMONAUK FSB BANCORP, INC.              PRINCETON NATIONAL BANCORP, INC.


By: /s/ Willard Lee                     By: /s/ Tony J. Sorcic
    ---------------------------------       ------------------------------------
    Name: Willard Lee                       Name: Tony J. Sorcic
    Title: President                        Title: President & Chief Executive
                                                   Officer


SOMONAUK ACQUISITION, INC.


By: /s/ Tony J. Sorcic
    ---------------------------------
    Name: Tony J. Sorcic
    Title: President


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